                           OFFER TO PURCHASE FOR CASH
                     ANY AND ALL OF THE OUTSTANDING SHARES
                                       OF
                                  COMMON STOCK
                                       OF
                     ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
                                       AT
                              $5.75 NET PER SHARE
                                       BY
                                  WC-RMA CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                            WHITMAN'S CANDIES, INC.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON
            WEDNESDAY, JUNE 16, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                    May 10, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We have been appointed by WC-RMA Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Whitman's Candies, Inc., a Missouri corporation (the "Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase any and all outstanding shares of common stock, par value $.03 per share (the "Shares"), of Rocky Mountain Chocolate Factory, Inc., a Colorado corporation (the "Company"), at a price of $5.75 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 10, 1999 (the "Offer to Purchase"), and the related letter of transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names.

    Enclosed herewith are the following documents:

    1.  Offer to Purchase, dated May 10, 1999;

    2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to accept the Offer;

    3. Notice of Guaranteed Delivery to be used to accept the Offer if the certificates evidencing such Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis;

    4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

    5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    6.  Return envelope addressed to the Depositary.

    We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the offer to their attention as promptly as possible. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary, the Dealer Manager and the Information Agent as described in the Offer to Purchase) for soliciting tenders of shares pursuant to the Offer. You will be reimbursed by the Purchaser for customary mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the sale and transfer of Shares to it or its order, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 16, 1999, UNLESS THE OFFER IS EXTENDED.

    In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other required documents should be sent to the Depositary and (2) either certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), all in accordance with the Instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Dealer Manager or the Information Agent at the respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                    Very truly yours,

                                    NESBITT BURNS SECURITIES INC.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PARENT, THE PURCHASER, THE DEPOSITARY, THE DEALER MANAGER OR THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

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